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                                                                    Exhibit 99.1

For Immediate Release



     FRANKLIN CREDIT MANAGEMENT CORPORATION ANNOUNCES THE PUBLIC OFFERING OF
                       COMMON STOCK AND LISTING ON NASDAQ

NEW YORK, New York, July 19, 2005 - Franklin Credit Management Corporation (NasdaqNM: FCMC) (the "Company") announced today that it has entered into an underwriting agreement with Ryan Beck & Co., Inc. ("Ryan Beck") for the sale of 1,100,000 shares of its common stock. The offering was priced at $11.50 per share. The Company also announced that its common stock has ceased to be quoted on the Over-the-Counter Bulletin Board under the symbol "FCSC" and is scheduled to commence trading on The Nasdaq National Market under the symbol "FCMC" when the market opens on Wednesday, July 20, 2005.

Ryan Beck is the sole underwriter for the offering and will be granted an option, exercisable for a period of 30 days, to purchase up to an additional 15% or 165,000 shares of the offering to cover over-allotments, if any. The offering proceeds will be used for working capital and for general corporate purposes.

The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which has been declared effective. To receive a copy of the prospectus for the offering, contact Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, New Jersey 07932 or via phone at 800-342-2325. An electronic copy of the prospectus will also be available on the Securities and Exchange Commission's website at www.sec.gov.

Franklin Credit Management Corporation is a specialty consumer finance company primarily engaged in two related lines of business: (1) the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans and real estate assets; and (2) the origination of non-prime mortgage loans both for the portfolio and for sale into the secondary market.



Contact:
     Paul Colasono, CFO
     Franklin Credit Management Corporation
     (212) 925-8745 ext. 169
     pcolasono@franklincredit.com